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                                                                  Exhibit (e)(4)



[TM CAPITAL CORP. LETTERHEAD]

                                                       CONFIDENTIALITY AGREEMENT

                                                       January 22, 2002



Mr. Michael Gorin
President & CFO
Aeroflex Inc.
35 South Service Road
Plainview, NY  11803

Dear Mr. Gorin:

         TM Capital Corp. ("TM Capital") has been retained by IFR Systems, Inc. (the "Company") as its financial advisor in connection with the Company's evaluation of financial and strategic alternatives. You are being provided information concerning the Company exclusively in connection with your investigation thereof.

         TM Capital, as agent of the Company, is furnishing to you certain information (together with any notes, analyses and other information related thereto or based thereon, referred to herein as the "Evaluation Material") concerning the Company, and may furnish additional Evaluation Material in the future, which is strictly confidential. You agree that any Evaluation Material furnished to you by officers, directors, employees, agents or representatives of the Company or TM Capital will be kept strictly confidential. In no event shall you use such Evaluation Material for any purpose except in connection with your investigation of the Company; provided, however, that you may disclose the Evaluation Material only to your officers, directors, employees, legal counsel, accountants or financial advisors ("Representatives") who need to know such information for the purpose of assisting you in reviewing the Company, all of whom shall be informed by you of this Confidentiality Agreement and shall agree to be bound by the terms hereof.

         You agree not to make such Evaluation Material available to any other person or group for any other purpose whatsoever. You further agree that without the prior written consent of the Company, you will not disclose to any third party the fact that you have received confidential Evaluation Material on the Company, or that discussions or negotiations are taking place or have taken place, or the status thereof.

         The foregoing restrictions with respect to Evaluation Material furnished to you shall not apply to any Evaluation Material which you demonstrate (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (ii) is or becomes available to you on a non-confidential basis prior to disclosure to you by the Company or its representatives, (iii) is or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, which source was itself not prohibited from disclosing such information by a contractual or other obligation to the Company or, (iv) is required to be disclosed by law (in which case you shall advise and consult with the Company and its counsel prior to any proposed disclosure).

         You acknowledge that neither the Company nor TM Capital, nor any of their representatives, makes any express or implied representation or warranty as to the accuracy or completeness of any Evaluation Material, and you agree that no such person will have any liability to you on any basis resulting from your use of the Evaluation Material.
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         You agree not to initiate or maintain contact with any officer, director, employee or agent of the Company with respect to the matters discussed herein, except with the express permission of the Company or TM Capital. You further agree that you will not use any of the Evaluation Material to solicit to employ any current employee of the Company for a period of one year from the date hereof.

         As a further condition to the furnishing of the Evaluation Material, unless specifically agreed in writing in advance by the Company, you agree that you will not, and that you will not assist or encourage others (including by providing financing) to, directly or indirectly, (i) acquire or agree, offer, seek or propose (whether publicly or otherwise) to acquire ownership of the Company or any of its debt or equity securities or assets, (ii) otherwise seek or propose to influence or control the Board of Directors, management or policies of the Company, or (iii) enter into any discussions, negotiations, agreement, arrangement or understandings with any third party with respect to any of the foregoing.

         This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. You agree upon the request of either the Company or TM Capital to return to TM Capital all Evaluation Material furnished to you without retaining any copies thereof or extracts therefrom. The terms of this Confidentiality Agreement will survive the return of such Evaluation Material for a period of two years.

         You acknowledge that a breach by you of any of the provisions of this letter would cause irreparable harm to the Company for which it could not be adequately compensated with money damages. Accordingly, in the event of any such breach, you agree that the Company shall be entitled to temporary and permanent injunctive relief and specific performance of the provisions hereof without the necessity of proving actual damage or posting a bond or other security, which shall be in addition to any and all other legal and equitable remedies available.

         If the foregoing correctly sets forth our agreement, please so indicate by executing this agreement in the space provided below and return one copy of this letter to TM Capital.

                                        Very truly yours,

                                        IFR SYSTEMS, INC.
                                        By TM CAPITAL CORP. for the benefit of
                                        IFR SYSTEMS, INC.




                                        By:   /s/ Paul R. Smolevitz
                                          ---------------------------------
                                              Paul R. Smolevitz
                                              Managing Director

Accepted and agreed to as of the date written below:

         Aeroflex Incorporated
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By:      /s/ Michael Gorin, President
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Date:    1/23/02
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